Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Jeffs’ Brands Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	457(c)	2,442,992	(2)	$2.00	(3)	$4,885,984	$0.0001531	$748.05
Total Offering Amount			2,442,992				$4,885,984		$748.05
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$748.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares, no par value of the Registrant, or the Ordinary Shares, that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 2,442,992 of the Ordinary Shares consisting of: (i) 1,682,272 Ordinary Shares issuable upon the conversion of a non-recourse convertible promissory note, and (ii) 760,720 Ordinary Shares issuable upon the exercise of a warrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($2.06) and low ($1.95) sales prices of the Ordinary Shares as reported on the Nasdaq Capital Market on February 14, 2025.